Exhibit 10.1

IRIDEX CORPORATION

2008 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Unless otherwise defined herein, the terms defined in the IRIDEX Corporation (the “Company”) 2008 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Award Agreement (the “Award Agreement”).

I.	NOTICE OF RESTRICTED STOCK UNIT GRANT

Participant Name:	William M. Moore

Address:

You have been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Date of Grant	March 25, 2013

Number of Restricted
Stock Units	220,000

Vesting Schedule: The Restricted Stock Units will vest in accordance with the following schedule:

Upon the earliest to occur of (i) termination of Participant by the Company (or its successor) other than for Cause following a Change of Control; (ii) termination of Participant by the Company (or its successor) other than for Cause; (iii) December 31, 2014, subject to Participant continuing to serve as Chief Executive Officer of the Company on such date; (iv) Participant’s death or Disability; or (v) Participant’s resignation as a result of, and within five (5) business days following, the death or Serious Health Condition of a member of Participant’s immediate family (including a spouse, child, or parent), then the Restricted Stock Units will vest as follows:

•

10,000 Restricted Stock Units will vest for each whole $0.50 increment by which the Calculated Stock Price exceeds $3.00, up to 30,000 Restricted Stock Units (i.e., no Restricted Stock Units will vest unless the Calculated Stock Price equals or exceeds $3.50, and no more than 30,000 Restricted Stock Units will vest under this clause if the Calculated Stock Price equals or exceeds $4.50);

•

20,000 Restricted Stock Units will vest for each whole $0.50 increment by which the Calculated Stock Price exceeds $4.50, up to 160,000 Restricted Stock Units (i.e., no Restricted Stock Units will vest unless the Calculated Stock Price equals or exceeds $5.00, and no more than 160,000 Restricted Stock Units will vest under this clause if the Calculated Stock Price equals or exceeds $8.50); and

•

10,000 Restricted Stock Units will vest for each whole $0.50 increment by which the Calculated Stock Price exceeds $8.50, up to 30,000 Restricted Stock Units (i.e., no Restricted Stock Units will vest unless the Calculated Stock Price equals or exceeds $9.00, and no more than 30,000 Restricted Stock Units will vest under this clause if the Calculated Stock Price equals or exceeds $10.00).

For purposes of this Award Agreement, the terms “Cause,” “Change of Control,” “Disability” and “Serious Health Condition” shall be governed by Section 15 of the attached Exhibit A.

By Participant’s signature and the signature of the representative of the Company below, Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, all of which are made a part of this document. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT:	IRIDEX CORPORATION

/s/ William M. Moore	/s/ James H. Mackaness
Signature	By

William M. Moore	James H. Mackaness
Print Name	Name

CFO and COO
Residence Address:	Title

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

1. Grant. The Company hereby grants to the Participant named in the Notice of Grant attached as Part I of this Award Agreement (the “Participant”) under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.

2. Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share pursuant to these terms and conditions. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Restricted Stock Units that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in cash, whole Shares, or any combination thereof, subject to (a) Participant satisfying any applicable tax withholding obligations as set forth in Section 7 and (b) in the event the Restricted Stock Units vest pursuant to clause (i) or (ii) of the Vesting Schedule, Participant’s signing and not revoking a standard release of claims with the Company and its successor in a form acceptable to the Company (or its successor), and such release of claims must be effective and irrevocable within thirty (30) days of Participant’s termination of employment. The Company (or its successor) shall provide Participant the standard release of claims on or before Participant’s termination date. Subject to the provisions of Section 4, such vested Restricted Stock Units will be paid within five (5) business days of the later of (x) the date the Calculated Stock Price is determined or (y) the date the Restricted Stock Units vest, but not following March 15 of the year following the date the Restricted Stock Units vest.

3. Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the Vesting Schedule set forth in the Notice of Grant attached as Part I of this Award Agreement. Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously employed as the Company’s Chief Executive Officer from the Date of Grant until the date such vesting occurs.

4. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator.

Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

5. Forfeiture upon Termination. Notwithstanding any contrary provision of this Award Agreement, the balance of the Restricted Stock Units that do not vest pursuant to the terms and conditions of Section 2 hereof will immediately terminate upon the earlier of (a) 12:01 a.m. Pacific Time on January 1, 2015 and (b) the date of Participant’s termination as Chief Executive Officer of the Company.

6. Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7. Withholding of Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4, Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder and the Restricted Stock Units will be returned to the Company at no cost to the Company.

8. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

9. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING EMPLOYMENT AS THE COMPANY’S CHIEF EXECUTIVE OFFICER AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED

THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT, INCLUDING EMPLOYMENT AS THE COMPANY’S CHIEF EXECUTIVE OFFICER, FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL.

10. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its Secretary at IRIDEX Corporation, 1212 Terra Bella Avenue, Mountain View, California, 94043, or at such other address as the Company may hereafter designate in writing.

11. Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

12. Lock-Up Period. Participant hereby agrees that other than in connection with a Change of Control (as defined in Section 15(c)), Participant shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares acquired under this Award Agreement or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares acquired under this Award Agreement for six (6) months following the date any vested Restricted Stock Units are paid pursuant to Section 2 (or such earlier date determined by the Board in its sole discretion), subject to the limited exception to cover tax obligations incurred as a result of the vesting or settlement of the Restricted Stock Units pursuant to Section 7.

13. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

14. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

15. Definitions.

(a) “Calculated Stock Price” means

(1)	in the event vesting of the Restricted Stock Units is triggered pursuant to clause (i) of the Vesting Schedule, the value of the consideration paid for a Share in such Change of Control transaction, provided, that if the consideration consists of assets other than cash or securities traded on a national securities exchange, then the value of such assets shall be their fair market value as determined in good faith by the Board;

(2)	in the event vesting of the Restricted Stock Units is triggered prior to a Change of Control pursuant to clause (ii), (iv) or (v) of the Vesting Schedule, the price equal to the average closing price of the Company’s common stock as reported on NASDAQ-Online during the period commencing on the date that is two (2) months prior to termination of Participant’s employment as Chief Executive Officer, or Disability of Participant, as applicable, and ending on the date that is two (2) months following termination of Participant’s employment as the Company’s Chief Executive Officer, or Disability of Participant, as applicable; or

(3)	in the event vesting of the Restricted Stock Units is triggered pursuant to clause (iii) of the Vesting Schedule, the price equal to the average closing price of the Company’s common stock as reported on NASDAQ-Online during the period of October 31, 2014 through February 27, 2015.

(b) “Cause” means (i) a material act of dishonesty made by Participant in connection with Participant’s responsibilities as an employee or director of the Company the act of which has, in the reasonable belief of the Board, a detrimental effect on the Company’s reputation or business, (ii) Participant’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, theft, or embezzlement; (iii) Participant’s continued willful misconduct or gross negligence in the performance of his duties to the Company, (iv) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company; or (v) Participant’s neglect of his duties, his willful failure or willful refusal to perform his employment duties or to carry out any lawful direction of the Board commensurate with his duties after Participant has received a written demand of performance from the Board which specifically sets forth the factual basis for the Board’s belief that Participant has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within fifteen (15) business days after receiving such notice.

(c) “Change of Control” means a change in ownership of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(A).

(d) “Disability” means that Participant is deemed ‘disabled’ and unable to substantially perform the duties assigned to Participant by the Board, after the Board has taken into account all appropriate legal considerations and the relevant elements of the Company’s long-term disability insurance program, as in effect from time-to-time.

(e) “Serious Health Condition” means an illness, injury, impairment, or physical or mental condition that involves: inpatient care in a hospital, hospice, or residential medical care facility.

16. Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.

17. Administrator Authority. The Administrator will have the power to interpret the Plan and this

Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

18. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

20. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

21. Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company and Participant.

22. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

23. Governing Law. This Award Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.